Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated January 27, 2023, with respect to the financial statements of ILS Fixed Horizon, LLC as of December 31, 2022, and for the period from inception (April 5, 2022) to December 31, 2022, in this Regulation A Offering Circular on Form 1-A of ILS Fixed Horizon, LLC. We also consent to the reference to our firm under caption “Experts”.

Orlando, Florida January 27, 2023